12645 49th Street N.
Clearwater, FL 33762
727-536-6666 (Office)
727-536-6665 (Facsimile)
www.bulovatechgroup.com

BULOVA® TECHNOLOGIES GROUP, INC.

Bulova Technologies Group, Inc.

Code of Ethics and Business Conduct

Statement of Our Core Values

Company Vision Statement

"Bulova Technologies Group, Inc. focuses on creating shareholder value while delivering superior products and services to all of our customers. The company emphasizes excellence in our project management approach and continued improvement in all of its operations".

Mission and Values

Bulova Technologies Group, Inc. is committed to helping our customers meet their goals and achieve their missions. In line with our commitment, our core values are the principles that define our behavior. They shape our strategy and set our priorities. Internally, they guide our culture, and externally, they are fundamental to our success. Our values define how we interact with one another, our customers and our partners. They influence our strategic planning as well as our day-to-day decision making.

Bulova Technologies Group, Inc.

People- Employees define our future

We respect the diversity of our workforce and treat others as we would want to be treated. We must also take and accept responsibility and be a role model for others.

Integrity- We commit to the highest ethical standards in all that we do

We conduct our activities honestly and ethically.
We earn our reputation as a highly ethical company through the integrity of our decisions and actions.

Respect- We encourage diversity of culture, background, experience, thoughts and Ideas

We demonstrate respect for our colleagues and customers through professionalism in our words and actions.
We benefit as a team from our differences, where diversity contributes to innovative ideas and drives better results for our customers.

Trust- We follow through on commitments to our teammates and customers

We earn our customers' trust by providing quality service and delivering on our promises, striving for continuous improvement.
We maintain open and honest communications with our fellow employees, partners and customers.

Teamwork- We are "one team, one fight," working together to achieve our goals

We utilize resources, best practices and capabilities across our company to meet our customers' requirements.
We contribute to the growth and profitability of our company through dedication to teamwork.

Mission- We make business decisions that are first and foremost based on achieving customer mission success

We provide services and solutions that are relevant, innovative, timely and affordable- consistently exceeding customer expectations.
We are proud to do meaningful work and help our customers achieve their goals in service to their constituents.

Build Trust and Credibility

The success of our business is dependent on the trust and confidence we earn from our employees, customers and shareholders. We gain credibility by adhering to our commitments, displaying honesty and integrity and reaching company goals solely through honorable conduct. It is easy to *say* what we must do, but the proof is in our *actions*. Ultimately, we will be judged on what we do.
When considering any action, it is wise to ask: will this build trust and credibility for the Company? Will it help create a working environment in which the Company can succeed over the long term? Is the commitment I am making one I can follow through with? The only way we will maximize trust and credibility is by answering "yes" to those questions and by working every day to build our trust and credibility.

Respect for the Individual

We all deserve to work in an environment where we are treated with dignity and respect. The Company is committed to creating such an environment because it brings out the full potential in each of us, which, in turn, contributes directly to our business success. We cannot afford to let anyone's talents go to waste.

The Company is an equal employment/ affirmative action employer and is committed to providing a workplace that is free of discrimination of all types from abusive, offensive or harassing behavior. Any employee who feels harassed or discriminated against should report the incident to his or her manager or to human resources.

Create a Culture of Open and Honest Communication

At the company everyone should feel comfortable to speak his or her mind, particularly with respect to ethics concerns. Managers have a responsibility to create an open and supportive environment where employees feel comfortable raising such questions. We all benefit tremendously when employees exercise their power to prevent mistakes or wrongdoing by asking the right questions at the right times.

The Company will investigate all reported instances of questionable or unethical behavior. In every instance where improper behavior is found to have occurred, the Company will take appropriate action. We will not tolerate retaliation against employees who raise genuine ethics concerns in good faith.

Employees are encouraged, in the first instance, to address such issues with their managers or the HR manager, as most problems can be resolved swiftly. If for any reason that is not possible or if an employee is not comfortable raising the issue with his or her manager or HR, the Company's president does operate with an open-door policy.

Management has the added responsibility for demonstrating, through their actions, the importance of this Code. In any business, ethical behavior does not simply happen; it is the product of clear and direct communication of behavioral expectations, modeled from the top and demonstrated by example. Again, ultimately, our actions are what matters. To make our Code work, managers must be responsible for promptly addressing ethical questions or concerns raised by employees and for taking the appropriate steps to deal with such issues. Managers should not consider employees' ethics concerns as threats or challenges to their authority, but rather as another encouraged form of business communication. At

the Company, we want the ethics dialogue to become a natural part of daily work.

Uphold the Law

The Company's commitment to integrity begins with complying with laws, rules and regulations where we do business. Further, each of us must have an understanding of the company policies, laws, rules and regulations that apply to our specific roles. If we are unsure of whether a contemplated action is permitted by law or the Company's policy, we should seek the advice from the resource expert. We are responsible for preventing violations of law and for speaking up if we see possible violations.

-Competition

We are dedicated to ethical, fair and vigorous competition. We will sell the Company's products and services based on their merit, superior quality, functionality and competitive pricing. We will make independent pricing and marketing decisions and will not improperly cooperate or coordinate our activities with our competitors. We will not offer or solicit improper payments or gratuities in connection with the purchase of goods or services for the Company or the sales of its products or services, nor will we engage or assist in unlawful boycotts of particular customers.

-Proprietary Information

It is important that we respect the property rights of others. We will not acquire or seek to acquire improper means of a competitor's trade secrets or other proprietary or confidential information. We will not engage in unauthorized use, copying, distribution or alteration of software or other intellectual property.

-Selective Disclosure

We will not selectively disclose (whether in one-on-one or small discussions, meetings, presentations, proposals or otherwise) any material nonpublic information with respect to the Company, its securities, business operations, plans, financial condition, results of operations or any development plan. We should be particularly vigilant when making presentations or proposals to customers to ensure that our presentations do not contain material nonpublic information

Health and Safety

The Company is dedicated to maintain a healthy environment. A safety manual has been designed to educate you on safety in the workplace. If you do not have a copy of this manual, please see your HR department.

Avoid Conflicts of Interest

Conflicts of Interest

We must avoid any relationship or activity that might impair, or even appear to impair, our ability to make objective and fair decisions when performing our jobs. At times, we may be faced with situations where the business actions we take on behalf of the Company may conflict with our own personal or family interests. We owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. We must never use the Company's property or information for personal gain or personally take for ourselves any opportunity that is discovered through our position with the Company.

Here are some other ways in which conflicts of interest could arise:

1. Being employed (you or a close family member) by, or acting as a consultant to, a competitor or potential competitor, supplier or contractor, regardless of the nature of the employment, while you are employed with the Company.

2. Hiring or supervising family members or closely related persons.

3. Serving as a board member for an outside commercial company or organization.

4. Owning or having a substantial interest in a competitor, supplier or contractor.

5. Having a personal interest, financial interest or potential gain in any Company transaction.

6. Placing company business with a firm owned or controlled by a Company employee or his or her family.

7. Accepting gifts, discounts, favors or services from a customer/potential customer, competitor or supplier, unless equally available to all Company employees.

Determining whether a conflict of interest exists is not always easy to do. Employees with a conflict of interest question should seek advice from management. Before engaging in any activity, transaction or relationship that

might give rise to a conflict of interest, employees must seek review from their managers or the HR department.

Gifts, Gratuities and Business Courtesies

The Company is committed to competing solely on a merit of our products and services. We should avoid any actions that create a perception that favorable treatment of outside entities by the Company was sought, received or given in exchange for personal business courtesies. Business courtesies include gifts, gratuities, meals, refreshments, entertainment or other benefits from persons or companies with whom the Company does or may do business. We will neither give nor accept business courtesies that constitute, or could reasonably be perceived as constituting, unfair business inducements that would violate law, regulation or polices of the Company or customers, or would cause embarrassment or reflect negatively on the Company's reputation.

Accepting Business Courtesies

Most business courtesies offered to us in the course of our employment are offered because of our positions at the Company. We should not feel any entitlement to accept and keep a business courtesy. Although we may not use our position at the Company to obtain business courtesies, and we must never ask for them, we may accept unsolicited business courtesies that promote successful working relationships and good will with the firms that the Company maintains or may establish a business relationship with.

Employees who award contracts or who can influence the allocation of business, who create specifications that result in the placement of business or who participate in negotiation of contracts must be particularly careful to avoid actions that create the appearance of favoritism or that may adversely affect the company's reputation for impartiality and fair dealing. The prudent course is to refuse a courtesy from a supplier when the Company is involved in choosing or reconfirming a supplier or under circumstances that would create an impression that offering courtesies is the way to obtain the Company's business.

Meals, Refreshments and Entertainment

We may accept occasional meals, refreshments, entertainment and similar business courtesies that are shared with the person who has offered to pay for the meal or entertainment, provided that:

· They are not inappropriately lavish or excessive.

· The courtesies are not frequent and do not reflect a pattern of frequent acceptance of courtesies from the same person or entity.

· The courtesy does not create the appearance of an attempt to influence business decisions, such as accepting courtesies or entertainment from a supplier whose contract is expiring in the near future.

· The employee accepting the business courtesy would not feel uncomfortable discussing the courtesy with his or her manager or co-worker or having the courtesies known by the public.

Gifts

Employees may accept unsolicited gifts, other than money, that conform to the reasonable ethical practices of the marketplace, including:

· Flowers, fruit baskets and other modest presents that commemorate a special occasion.

· Gifts of nominal value, such as calendars, pens, mugs, caps and t-shirts (or other novelty, advertising or promotional items).

Generally, employees may not accept compensation, honoraria or money of any amount from entities with whom the Company does or may do business. Tangible gifts (including tickets to a sporting or entertainment event) that have a market value greater than $100 may not be accepted unless approval is obtained from management.

Employees with questions about accepting business courtesies should talk to their managers or the HR department.

Offering Business Courtesies

Any employee who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Company. An employee may never use

personal funds or resources to do something that cannot be done with the Company resources. Accounting for business courtesies must be done in accordance with approved company procedures.

Other than to our government customers, for whom special rules apply, we may provide nonmonetary gifts (i.e., company logo apparel or similar promotional items) to our customers. Further, management may approve other courtesies, including meals, refreshments or entertainment of reasonable value, provided that:

· The practice does not violate any law or regulation or the standards of conduct of the recipient's organization.
· The business courtesy is consistent with industry practice, is infrequent in nature and is not lavish.

· The business courtesy is properly reflected on the books and records of the Company.

Set Metrics and Report Results Accurately

Accurate Public Disclosures

We will make certain that all disclosures made in financial reports and public documents are full, fair, accurate, timely and understandable. This obligation applies to all employees, including all financial executives, with any responsibility for the preparation for such reports, including drafting, reviewing and signing or certifying the information contained therein. No business goal of any kind is ever an excuse for misrepresenting facts or falsifying records.

Employees should inform Executive Management and the HR department if they learn that information in any filing or public communication was untrue or misleading at the time it was made or if subsequent information would affect a similar future filing or public communication.

Corporate Recordkeeping

We create, retain and dispose of our company records as part of our normal course of business in compliance with all the Company's policies and guidelines, as well as all regulatory and legal requirements.
All corporate records must be true, accurate and complete, and company data must be promptly and accurately entered in our books in accordance with the Company's and other applicable accounting principles.

We must not improperly influence, manipulate or mislead any unauthorized audit, nor interfere with any auditor engaged to perform an internal independent audit of the Company books, records, processes or internal controls.

Promote Substance Over Form

At times, we are all faced with decisions we would rather not have to make and issues we would prefer to avoid. Sometimes, we hope that if we avoid confronting a problem, it will simply go away.

At the Company, we must have the courage to tackle the tough decisions and make difficult choices, secure in the knowledge that the Company is committed to doing the right thing. At times this will mean doing more than simply what the law requires. Merely because we can pursue a course of action does not mean we *should* do so.

Although the Company's guiding principles cannot address every issue or provide answers to every dilemma, they can define the spirit in which we intend to do business and should guide us in our daily conduct.

Accountability

Each of us is responsible for knowing and adhering to the values and standards set forth in this Code and for raising questions if we are uncertain about company policy. If we are concerned whether the standards are being met or are aware of violations of the Code, we must contact the HR department.

The Company takes seriously the standards set forth in the Code, and violations are cause for disciplinary action up to and including termination of employment.

Be Loyal

Confidential and Proprietary Information

Integral to the Company's business success is our protection of confidential company information, as well as nonpublic information entrusted to us by employees, customers and other business partners. Confidential and proprietary information includes such things as pricing and financial data, customer names/addresses or nonpublic information about other companies, including current or potential supplier and vendors. We will not disclose confidential and nonpublic information without a valid business purpose and proper authorization.

Use of Company Resources

Company resources, including time, material, equipment and information, are provided for company business use. Nonetheless, occasional personal use is permissible as long as it does not affect job performance or cause a disruption to the workplace.

Employees and those who represent the Company are trusted to behave responsibly and use good judgment to conserve company resources. Managers are responsible for the resources assigned to their departments and are empowered to resolve issues concerning their proper use.

Generally, we will not use company equipment such as computers, copiers and fax machines in the conduct of an outside business or in support of any religious, political or other outside daily activity, except for company-requested support to nonprofit organizations. We will not solicit contributions nor distribute non-work related materials during work hours.

In order to protect the interests of the Company network and our fellow employees, the Company reserves the right to monitor or review all data and information contained on an employee's company-issued computer or electronic device, the use of the Internet or the Company's intranet. We will not tolerate the use of company resources to create, access, store, print, solicit or send any materials that are harassing, threatening, abusive, sexually explicit or otherwise offensive or inappropriate.

Questions about the proper use of company resources should be directed to your manager.

Do the Right Thing

Several key questions can help identify situations that may be unethical, inappropriate or illegal. Ask yourself:

· Does what I am doing comply with the Company's guiding principles, Code of Conduct and company policies?

· Have I been asked to misrepresent information or deviate from normal procedure?

· Would I feel comfortable describing my decision at a staff meeting?

· How would it look if it made the headlines?

- Am I being loyal to my family, my company and myself?
- What would I tell my child to do?
- Is this the right thing to do?

Stephen L. Gurba, Ph.D.
President & CEO